Exhibit 10.1
Third Amendment
This Third Amendment (this “Amendment”) is dated as of June 10, 2021 (the “Effective Date”) and entered into by and between 6200 Stoneridge Mall Road Investors LLC, a Delaware limited liability company (“Landlord”) and 10X Genomics, Inc., a Delaware corporation (“Tenant”).
Recitals
A.Landlord and Tenant are parties to that certain Lease Agreement dated August 2, 2018 (the “Original Lease”), as amended by that certain First Amendment dated May 20, 2019 (the “First Amendment”) and that certain Second Amendment dated July 24, 2020 (the “Second Amendment”), pursuant to which Tenant leases that certain premises containing an aggregate of One Hundred Fifty Thousand One Hundred Fifty-One (150,151) rentable square feet within the building known as 6230 Stoneridge Mall Road, Pleasanton, California 94588 (the “Premises”). The Original Lease as amended by the First Amendment and the Second Amendment shall collectively be referred to herein as the “Existing Lease.”
B.Pursuant to the First Amendment, Landlord consented to use by Tenant of the office air handling unit commonly known as “Unit AC1” on a 24/7/365 in connection with Tenant’s laboratory usage.
C.Landlord and Tenant have now agreed on the cost allocation for new controllers for “Unit AC1” as well as the air handling unit known as “Unit AC2”, subject to each of the terms, conditions, and provisions set forth herein.
Agreement
Now Therefore, in consideration of the agreements of Landlord and Tenant herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Recitals
Landlord and Tenant agree the above recitals are true and correct and are hereby incorporated herein as though set forth in full.
2.Definitions
As of the date hereof, unless context clearly indicates otherwise, all references to "the Lease" or "this Lease" in the Lease or in this Amendment shall be deemed to refer to the Lease, as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease unless context clearly indicates otherwise.

3.Air Handler Controller Upgrades
Landlord hereby agrees to upgrade the controllers for each of “Unit AC1” as well “Unit AC2”, and the costs incurred by Landlord in connection with the same shall be included within Operating Expenses and amortized over the useful life of the replacement as reasonably determined by Landlord in accordance with reasonable real estate accounting and management principles, consistently applied, and otherwise in accordance with the provisions of Paragraph 4(b)(ii)(A)(6) of the Original Lease; provided, however, (i) such amortized costs shall not count toward (or be included in) the determination of Controllable Operating Expenses (as defined in Paragraph 4(b)(ii)(K) of the Original Lease), and (ii) if such repair or replacements costs are otherwise incurred in, or chargeable to, a Base Year, then for purposes of determining the Base Operating Expenses applicable to such Base Year, such amortized repair or replacements costs shall not be included.
4.General Provisions
(a)Ratification and Entire Agreement. Except as expressly amended by this Amendment, the Lease shall remain unmodified and in full force and effect. As modified by this Amendment, the Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Amendment and the Lease, the terms of this Amendment shall prevail. The Lease as amended by this Amendment constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter hereof, and all prior agreements, representations, and understandings between Landlord and Tenant with respect to the subject matter hereof, whether oral or written, are or should be deemed to be null and void, all of the foregoing having been merged into this Amendment. Landlord and Tenant do each hereby acknowledge that it and/or its counsel have reviewed and revised this Amendment, and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment. This Amendment may be amended or modified only by an instrument in writing signed by each of the Landlord and Tenant.
(b)Brokerage. Landlord and Tenant do each hereby represent and warrant to the other that such representing party has not retained the services of any real estate broker, finder or any other person whose services would form the basis for any claim for any commission or fee in connection with this Amendment or the transactions contemplated hereby. Landlord and Tenant do each hereby agree to save, defend, indemnify and hold the other party free and harmless from all losses, liabilities, damages, and costs and expenses arising from any breach of its warranty and representation as set forth in the preceding sentence, including the other party’s reasonable attorneys’ fees.
(c)Authority; Applicable Law; Successors Bound. Landlord and Tenant do each hereby represent and warrant to the other that this Amendment has been duly authorized by all necessary action on the part of such party and that such party has full power and authority to execute, deliver and perform its obligations under this Amendment. This Amendment shall be governed by and construed under the laws of the State of California, without giving effect to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction. This Amendment shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and permitted assigns with respect to the Lease.
(d)Counterparts. This Amendment may be executed in counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
In Witness Whereof, Landlord and Tenant have executed this Amendment as of the date first above written.

Landlord:
6200 Stoneridge Mall Road Investors, llc,
a Delaware limited liability company
By: TPF Equity REIT Operating Partnership LP,
a Delaware limited partnership,
its sole member
By:    TPF Equity REIT Operating Partnership GP llc,
a Delaware limited liability company,
its general partner
By: /s/ Scott Mullen
Name: Scott Mullen
Title: Director

Tenant:	10X Genomics, Inc., a Delaware corporation By: /s/ Serge Saxonov Name: Serge Saxonov Title: Chief Executive Officer

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